Exhibit 10.2

SECOND AMENDED AND RESTATED LOAN AGREEMENT
THIS SECOND AMENDED AND RESTATED LOAN AGREEMENT (this “Agreement”) is made and entered into as of the 10th day of April, 2012 by and between (i) FRISCH'S RESTAURANTS, INC., an Ohio corporation (the “Borrower” ), and (ii) U.S. BANK NATIONAL ASSOCIATION, a national banking association formerly known as Firstar Bank, N.A. and Star Bank, National Association, and its successors and assigns (the “Bank”), and amends and restates the Amended and Restated Loan Agreement made and entered into as of October 21, 2010 by and between the Borrower and the Bank, as amended (the “Prior Loan Agreement”).
1.Representations and Warranties. To induce the Bank to enter into this Agreement and to agree to make and/or to continue the Loans described in Section 4 hereof, the Borrower makes the following representations and warranties:

(a)Existence. The Borrower is duly organized, validly existing and in good standing as a corporation under the laws of the State of Ohio, and each Subsidiary (as hereinafter defined) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. The Borrower and each Subsidiary is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction in which the failure to be so qualified by the Borrower or the Subsidiary would have a material adverse effect on its business, prospects or financial condition. “Subsidiary” for purposes hereof means any corporation or other entity, the majority of the voting stock of which is owned, directly or indirectly, beneficially or of record, by the Borrower or any Subsidiary, or which is otherwise controlled, directly or indirectly, by the Borrower or any Subsidiary.

(b)Authority. The Borrower and each Subsidiary has full power and authority to own its properties and to conduct its business as such business is now being conducted, and the Borrower has full power and authority to execute, deliver and perform under this Agreement, the Notes (as hereinafter described) and all other documents and instruments executed in connection with or otherwise relating to this Agreement or the Loans (as hereinafter defined) (collectively, the “Loan Documents”).

(c)Borrowing Authorization. The execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents: (i) have been duly authorized by all requisite corporate action; (ii) do not and will not violate (A) any provision of any law, statute, rule or regulation, (B) any order, judgment or decree of any court, arbitrator or other agency of government, (C) the Articles of Incorporation or Code of Regulations or other organizational or governing documents of the Borrower, or (D) any provision of any agreement (including, without limitation, any agreement with stockholders) to which the Borrower or any Subsidiary is a party or subject, or by which it or any of its properties or assets are bound; (iii) do not and will not result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of the Borrower or any Subsidiary; and (iv) do not and will not require any consent, approval or other action by or any notice to or filing with any court or administrative or governmental body. This Agreement and the other Loan Documents have been duly executed and delivered on behalf of the Borrower and constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms.

(d)Financial Information and Reports. Exhibit A to this Agreement is a complete list of the financial statements and projected financial statements furnished by the Borrower to the Bank in connection with the borrowings to be made hereunder. Each such historical financial statement fairly presents in accordance with generally accepted accounting principles the financial condition of the Borrower and its Subsidiaries and the results of their operations as of the date (or with respect to the period) noted in such financial statements. Other than any liability incident to any actions described in Exhibit B to this Agreement, neither the Borrower nor any Subsidiary has any material contingent liabilities required to be disclosed under generally accepted accounting principles which are not provided for or disclosed in such financial statements. Each such statement (including any related schedule and/or notes) is true, correct and complete in all material respects (subject, as to interim statements, to changes resulting from audits and year-end adjustments) and has been prepared in accordance with generally accepted accounting principles consistently followed throughout the periods involved. No such statement omits to state a material fact necessary to make such statement not misleading in light of the circumstances under which it was made. There has been no material adverse change in the business, operations or condition (financial or otherwise) of the Borrower or any Subsidiary since the date of such financial statements.

(e)Indebtedness. Neither the Borrower nor any Subsidiary has any Indebtedness (as hereinafter defined) other than Permitted Indebtedness (as hereinafter defined), or has guaranteed the obligations of any other person (except by endorsement of negotiable instruments payable on sight for deposit or collection or similar banking transactions in the usual course of business), and to the best of the Borrower's knowledge after diligent investigation, there exists no default under the provisions of any instrument evidencing any Indebtedness of the Borrower or any Subsidiary or of any agreement relating thereto. “Indebtedness” as used herein means all indebtedness for borrowed money which in accordance with generally accepted accounting principles would be considered as a liability, all rental obligations under leases required to be capitalized under generally accepted accounting principles (“Capital Leases”), all guarantees and other contingent obligations in respect of, or obligations to purchase or otherwise acquire, Indebtedness of others, and Indebtedness of others secured by any lien on property owned by the Borrower or any Subsidiary, whether or not the Borrower or such Subsidiary has assumed such Indebtedness.

(f)Actions. There is no action, suit, investigation or proceeding pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary before any court, arbitrator or administrative or governmental agency except for those described in Exhibit B to this Agreement, none of which might result in any material adverse change in the business, operations or condition (financial or otherwise) of the Borrower or any Subsidiary, nor, to the best of the Borrower's knowledge after diligent investigation, is there any basis for any such action which might result in such a material adverse change.

(g)Title to Property. The Borrower and each Subsidiary has good and marketable title to its real properties (other than properties which it leases as lessee) and good title to all of its other properties and assets, including the properties and assets reflected in the most recent balance sheet described in Exhibit A hereto (other than properties and assets disposed of in the ordinary course of business since the date thereof), free and clear of all liens, mortgages, pledges, security interests, encumbrances or charges of any kind, including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof (each, a “Lien”), other than the following (each, a “Permitted Lien”): (i) Liens described on Exhibit C hereto; (ii) leases required under generally accepted accounting principles to be capitalized on the Borrower's or such Subsidiary's books (“Capitalized Leases”) so long as there is no violation of any of the Financial Covenants set forth on Exhibit D hereto; (iii) Liens in favor of the Bank; and (iv) purchase money Liens and Liens arising from seller provided financing to the extent such Liens secure purchase money Indebtedness or seller provided financing and so long as such Liens attach only to the assets purchased or acquired and the proceeds thereof and so long as all such financing and Indebtedness is Permitted Indebtedness. The Borrower and each Subsidiary is in undisturbed possession under all leases necessary in any material respect for the operation of its business, and no such leases contain any unusual or burdensome provisions which might materially affect or impair the Borrower's or the Subsidiary's operations thereunder. All such leases are valid and in full force and effect.

(h)Employee Benefit Plans. To the best of the Borrower's knowledge after diligent investigation, no “reportable event” or “prohibited transaction,” as defined by the Employee Retirement Income Security Act of 1974 (“ERISA”) has occurred or is continuing, as to any plan of the Borrower or any of its affiliates which poses a threat of taxes or penalties against or termination of such plans (or trusts related thereto). Neither the Borrower nor any of its affiliates has violated in any material respect the requirements of any “qualified pension benefit plan,” as defined by ERISA and the Internal Revenue Code of 1986, or done anything to create any material liability under the Multi-Employee Pension Plan Amendment Act. Neither the Borrower nor any of its affiliates has incurred any material liability to the Pension Benefit Guarantee Corporation (the “PBGC”) in connection with such plans, including, but not limited to, any “funding deficiency” (as defined by ERISA).

(i)Purpose of Loans. Proceeds of the Revolving Loan shall be used to fund temporary working capital needs and general corporate purposes. The Construction Loans shall be used only for the purpose of financing the construction and opening and/or the refurbishing of Big Boy Restaurants (collectively, the “Restaurants”). The Stock Repurchase Loan was used only for the purpose of financing the repurchase of Borrower's shares of stock from its shareholders. The 2009 Term Loan refinanced certain borrowings that were outstanding under the Revolving Loan in 2009. The Revolving Loan, Construction Loans, Stock Repurchase Loan and the 2009 Term Loan are collectively referred to herein as the “Loans”. None of the Loans are nor shall be secured, directly or indirectly, by any stock for the purpose of purchasing or carrying any margin stock or for any purpose which would violate either Regulation U, 12 C.F.R. Part 221, or Regulation X, 12 C.F.R. Part 224, promulgated by the Board of Governors of the Federal Reserve System.

(j)Compliance. The Borrower and each Subsidiary is in compliance in all material respects with all laws, statutes, ordinances, rules, regulations and orders of any governmental entity (including, but not by way of limitation, any such laws, statutes, ordinances, rules, regulations and orders related to ecology, human health and the environment) applicable to it.

(k)Adverse Contracts and Conditions. Neither the Borrower nor any Subsidiary is a party to any contract or agreement, or subject to any charge, restriction, judgment, decree or order, materially and adversely affecting its business, property, assets, operations or condition, financial or otherwise, nor a party to any labor dispute. There are no restrictions applicable to any Subsidiary which might limit its ability to pay dividends or make loans to the Borrower.

(l)Taxes. The Borrower and each Subsidiary has filed all federal, state and local tax returns and other reports which it is required by law to file, has paid all taxes, assessments and other similar charges that are due and payable, other than taxes, if any, being contested by the Borrower or a Subsidiary in good faith and as to which adequate reserves have been established in accordance with generally accepted accounting principles, and has withheld all employee and similar taxes which it is required by law to withhold. Federal income tax returns of the Borrower and each Subsidiary have been examined by the taxing authorities or closed by applicable statutes and satisfied for all fiscal years prior to and including the Borrower's 2008 fiscal year end. Federal income tax returns of the Borrower and its Subsidiaries for the Borrower's 2009 fiscal year end and all years thereafter may still be examined by the taxing authorities.

2.Borrower's Covenants. The Borrower agrees that, from the date of this Agreement and until the Loans are paid in full and all obligations under this Agreement are fully performed, and the commitment of the Bank to make Loans hereunder has terminated:

(a)Financial Covenants. The Borrower shall comply with each of the financial covenants set forth in Exhibit D to this Agreement (collectively, the “Financial Covenants”).

(b)Financial Statements; Periodic Reports. The Borrower shall timely file its Form 10-K annual report and Form 10-Q quarterly reports and the Bank shall have access to all such filings. The Borrower shall furnish to the Bank: (i) promptly upon transmission thereof, copies of all notices and reports as the Borrower shall send to its stockholders that are not publicly available and all regulatory and other reports that are not publicly available and which the Borrower submits to the Securities and Exchange Commission (the “SEC”) or any governmental body or agency succeeding to the functions of the SEC; and (ii) with reasonable promptness, such other financial data in such form as the Bank may reasonably request, provided that the Bank shall keep such data confidential to the extent required by applicable securities laws.

Together with each delivery of financial statements required under clauses (i) and (ii) above, the Borrower shall deliver a certificate of its Chief Financial Officer (A) setting forth a comparison between actual calculated results and covenanted results for each of the Financial Covenants set forth on Exhibit D hereto and (B) stating that, to the best of such Chief Financial Officer's knowledge after diligent investigation, no Event of Default hereunder then exists, or if such an Event of Default hereunder does then exist, specifying the nature thereof, the period of existence thereof, and the action the Borrower proposes to take with respect thereto. The Borrower further agrees that promptly upon the President or Chief Financial Officer of the Borrower obtaining knowledge of an event that constitutes an Event of Default hereunder, the Borrower shall deliver to the Bank a certificate specifying the nature thereof, the period of existence thereof, and the action the Borrower proposes to take with respect thereto. The Bank is authorized to deliver a copy of any financial statement or other communication or document delivered to it pursuant to this Section 2(b) to any regulatory body having jurisdiction over it if such delivery is required by such regulatory body. The Borrower and each Subsidiary shall permit the Bank and its agents and representatives, at the expense of the Bank, to inspect its real and personal property, including without limitation any and all of the Restaurants, and to verify accounts and inspect and make copies of or extracts from its books, records and files, and to discuss its affairs, finances and accounts with its principal officers, all at such reasonable times and as often as the Bank may reasonably request.
(c)Insurance. The Borrower shall, and shall cause each Subsidiary to, maintain with responsible carriers All Risk coverage for the full replacement value of all of its real and personal property, except that the Borrower and each Subsidiary may self-insure risks to its real and personal property in an amount not to exceed Five Hundred Thousand Dollars ($500,000) per incident, and maintain with responsible carriers general public liability insurance coverage including Excess liability coverage in an amount not less than Twenty-Five Million Dollars ($25,000,000), except that the Borrower and each Subsidiary may self-insure general public liability risks in an amount not to exceed Five Hundred Thousand Dollars ($500,000) per occurrence during the term of this Agreement. The Borrower shall deliver to the Bank, together with delivery of the financial statements required under Section 2(b)(i) above, a certificate specifying the details of all such insurance in effect. The Borrower shall cause the Bank to be named as lender loss payee and/or additional insured, as applicable, on its policies of insurance.

(d)Taxes. The Borrower shall, and shall cause each Subsidiary to, file all federal, state and local tax returns and other reports it is required by law to file, and shall pay when due all taxes, assessments and other liabilities, except that the Borrower and any Subsidiary shall not be obligated to pay any taxes or assessments which it is contesting in good faith, provided that adequate reserves therefor are established in accordance with generally accepted accounting principles, that such contests will not materially adversely affect the Borrower's or any Subsidiary's operations or financial condition, and that such taxes and assessments are promptly paid when the dispute is finally determined.

(e)Existence and Status. The Borrower shall, and shall cause each Subsidiary to, maintain its existence in good standing under the laws of each jurisdiction described in Section 1(a) of this Agreement, provided that the Borrower or any Subsidiary may change its jurisdiction of incorporation if it shall remain in good standing under the laws thereof.

(f)Maintenance of Property. The Borrower shall, and shall cause each Subsidiary to, maintain to the extent consistent with good business practices all of its real and personal property in good condition and repair, not commit or permit any waste thereof, and not, except in the ordinary course of business, remove or permit the removal of any improvement, accession or fixture therefrom that may in any way materially impair the value of said property.

(g)Environmental Matters. The Borrower represents, warrants and covenants with the Bank that: (i) neither the Borrower nor any of its Subsidiaries nor, to the best of the Borrower's knowledge, after due investigation, any other person or entity, has used or permitted any Hazardous Substances (as hereinafter defined) to be placed, held, stored or disposed of on any property owned or operated by the Borrower or any of its Subsidiaries (the “Designated Properties”), in violation of any Environmental Laws (as hereinafter defined); (ii) none of the Designated Properties now contains any Hazardous Substance in violation of any Environmental Laws; (iii) there have been no complaints, citations, claims, notices, information requests, orders (including but not limited to clean-up orders) or directives on environmental grounds made or delivered to, pending or served on, or anticipated by the Borrower or any of its Subsidiaries, or of which the Borrower, after due investigation, including consideration of the previous uses of the Designated Properties and meeting the standard under 42 U.S.C. Section 9601(35)(B)(1986), is aware or should be aware (A) issued by a governmental department or agency having jurisdiction over any of the Designated Properties, or (B) issued or claimed by any persons, agencies or organizations or affecting any of the Designated Properties; and (iv) neither the Borrower nor any of its Subsidiaries, so long as any of the Indebtedness under this Agreement remains unpaid, shall allow any Hazardous Substances to be placed, held, stored or disposed on any of the Designated Properties or incorporated into any improvements on any of the Designated Properties in violation of any Environmental Laws. The term “Hazardous Substance” shall mean any solid, hazardous, toxic or dangerous waste, substance or material defined as such in or for the purpose of the Comprehensive Environmental Response, Compensation and Liability Act, any so-called “Superfund” or “Super-Lien” law, or any other federal, state or local statute, law, ordinance, code, rule, regulation, order or decree relating to, or imposing liability or standards of conduct concerning, any Hazardous Substance (the “Environmental Laws”, as now or at any time hereafter in effect).

The Borrower agrees to indemnify and hold the Bank harmless from and against any and all losses, liabilities, damages, injuries, costs, expenses and claims of any and every kind whatsoever, paid, incurred or suffered by, or asserted against the Bank for, with respect to, or as a direct or indirect result of, any of the following: (i) the presence on or under or the escape, seepage, leakage, spillage, discharge, emission, discharging or release from any of the Designated Properties of any Hazardous Substance (including, without limitation, any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under any of the Environmental Laws); or (ii) any liens against any of the Designated Properties or any interest or estate in any of the Designated Properties, created, permitted or imposed by the Environmental Laws, or any actual or asserted liability of or obligations of the Borrower or any of its Subsidiaries under the Environmental Laws.
The Borrower shall immediately notify the Bank should the Borrower become aware of any Hazardous

Substance on any of the Designated Properties in violation of any Environmental Laws or any claim that any of the Designated Properties may be contaminated by any Hazardous Substance in violation of any Environmental Laws. The Borrower shall, at its own cost and expense, be responsible for the cleanup of any Hazardous Substance caused, or knowingly permitted, by the Borrower or any of its Subsidiaries to be on any of the Designated Properties which is in violation of any Environmental Laws including any removal, containment and remedial actions in accordance with all applicable Environmental Laws. The Borrower's obligations hereunder shall not be subject to any limitation of liability provided herein or in any of the other Loan Documents and the Borrower acknowledges that its obligations hereunder are not conditional and shall continue in effect so long as a valid claim may lawfully be asserted against the Bank or for so long as this Agreement, any of the other Loan Documents or any renewal, amendment, extension or modification thereto remain in effect, whichever extends for a greater period of time.
(h)Notice. The Borrower shall notify the Bank in writing, promptly upon the Borrower's learning thereof, of: (i) any litigation, suit or administrative proceeding which may materially affect the operations, financial condition or business of the Borrower or any Subsidiary, whether or not the claim is considered by the Borrower to be covered by insurance, unless the applicable insurer has agreed to defend any such claim and cover the liability therefor; (ii) the occurrence of any material event described in Section 4043 of ERISA or any anticipated termination, partial termination or merger of a “Plan” (as defined in ERISA) or a transfer of the assets of a Plan; (iii) any labor dispute to which the Borrower or any Subsidiary may become a party; (iv) any default by the Borrower or any Subsidiary under any note, indenture, loan agreement, mortgage, lease or other similar agreement to which the Borrower or any Subsidiary is a party or by which the Borrower or any Subsidiary or its assets are bound; and (v) any default by any obligor under any material note or other evidence of debt payable to the Borrower or any Subsidiary.

(i)Liens. The Borrower shall not, and shall not permit any Subsidiary to, create, assume or permit to exist any Lien with respect to any of its assets, whether now owned or hereafter acquired, except Permitted Liens. Furthermore, the Borrower shall not, and shall not permit any Subsidiary to, enter into any agreement with any other person or entity pursuant to which the Borrower or any Subsidiary agrees not to create, assume or permit to exist any Lien with respect to any of its assets, whether now owned or hereafter acquired.

(j)Indebtedness. The Borrower shall not, and shall not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except the following (each, “Permitted Indebtedness”): (i) Indebtedness incurred under this Agreement and other Indebtedness to the Bank; (ii) outstanding Indebtedness reflected in the historical financial statements listed in Exhibit A attached hereto (but not any refinancing or refunding of such Indebtedness); (iii) Indebtedness described in Exhibit E attached hereto; (iv) Indebtedness incurred in connection with Capitalized Leases so long as there is no violation of any of the Financial Covenants set forth on Exhibit D hereto; and (v) other Indebtedness not to exceed $1,000,000 in the aggregate at any time.

(k)Loans; Investments. The Borrower shall not, and shall not permit any Subsidiary to, make or permit to remain outstanding any loan or advance to, or own or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any person or entity, except that the Borrower or any Subsidiary may: (i) make or permit to remain outstanding loans or advances to any Subsidiary or the Borrower; (ii) own or acquire stock, obligations or securities of a Subsidiary or of a corporation which immediately after such acquisition will be a Subsidiary; (iii) own or acquire prime commercial paper and certificates of deposit in United States commercial banks having capital resources in excess of Fifty Million Dollars ($50,000,000), in each case due within one (1) year from the date of purchase and payable in United States Dollars, obligations of the United States Government or any agency thereof, and obligations guaranteed by the United States Government, and repurchase agreements with such banks for terms of less than (1) one year in respect of the foregoing certificates and obligations; (iv) make travel advances in the ordinary course of business to officers and employees or other advances in the ordinary course of business to officers and employees (excluding advances to employees for relocation purposes) not to exceed One Hundred Fifty Thousand Dollars ($150,000) in the aggregate at any time outstanding for the Borrower and all Subsidiaries; (v) make advances to employees for relocation purposes not to exceed One Hundred Fifty Thousand Dollars ($150,000) in the aggregate at any time outstanding for the Borrower and all Subsidiaries; (vi) own or acquire money-market preferred stock in an amount not to exceed Seven Hundred Fifty Thousand Dollars ($750,000); (vii) make or permit to remain outstanding loans or advances to, or own or acquire stock, obligations or securities of, any other person or entity, provided that the aggregate principal amount of such loans and advances (excluding loans which are fully secured by real estate consisting of former restaurant locations), plus the aggregate amount of the investment (at original cost) in such stock, obligations and securities, shall not exceed Seven Hundred Fifty Thousand Dollars ($750,000) at any time outstanding for the Borrower and all Subsidiaries; and (viii) make investments in the Borrower's non-qualified executive savings plan.

(l)Merger and Sale of Assets. Without the prior written consent of the Bank, the Borrower shall not, and shall not permit any Subsidiary to, merge or consolidate with any other corporation, or sell, lease or transfer or otherwise dispose of any of its assets, including, without limitation, the stock of any Subsidiary, or sell with recourse or discount or otherwise sell for less than the face value thereof any of its notes or accounts receivable, except that without the prior written consent of the Bank: (i) any Subsidiary may merge or consolidate with the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with any one or more other Subsidiaries; (ii) any Subsidiary may sell, lease, transfer or otherwise dispose of any of its assets to the Borrower or another Subsidiary; (iii) the Borrower or any Subsidiary may otherwise sell, lease, transfer or otherwise dispose of any of its assets having a book value of less than One Million Dollars ($1,000,000) provided that the aggregate book value of all such assets so sold, leased, transferred or otherwise disposed of by the Borrower and its Subsidiaries shall not exceed Two Million Dollars ($2,000,000); and (iv) the Borrower or any Subsidiary may sell, lease, transfer or otherwise dispose of property (as hereinafter defined) and equipment in connection with remodelings and equipment replacements in the ordinary course of business. For purposes of this Section 2(l), “property” shall mean those components of the real estate (such as walls, electrical and plumbing) which are removed during a remodeling.

(m)Maximum Annual Lease Expense. The Borrower's operating lease expense shall not exceed Nine Million Five Hundred Thousand Dollars ($9,500,000) for any immediately preceding 12 month period.

(n)Restrictions on Transactions With Stockholders and Other Affiliates. Except as otherwise expressly permitted under this Agreement, the Borrower shall not, and shall not permit any Subsidiary to, enter into or be a party to any transaction reportable under Item 404(a) of Regulation S-K of the SEC (i.e., related person transactions), except in the ordinary course of business, pursuant to the reasonable requirements of its business, and upon fair and reasonable terms which are fully disclosed to the Bank and are no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary could obtain in a comparable arm's length transaction with an unrelated third party.

(o)Books and Records. The Borrower shall, and shall cause each Subsidiary to, keep and maintain complete books of accounts, records and files with respect to its business in accordance with generally accepted accounting principles consistently applied in accordance with past practices and shall accurately and completely record all transactions therein.

(p)Business Activities. The Borrower shall, and shall cause each Subsidiary to, continue to engage in the types of business activities in which it is currently engaged or other activities involving food service and wholesaling food and related products, and shall not, and shall not permit any Subsidiary to, be engaged in any business activities other than the types in which it is currently engaged or other activities involving food service and wholesaling food and related products.

(q)Compliance with Law. The Borrower shall, and shall cause each Subsidiary to, comply at all times with all laws, statutes, ordinances, rules, regulations and orders of any governmental entity (including, but not by way of limitation, such laws, statutes, ordinances, rules, regulations and orders relating to ecology, human health and the environment) having jurisdiction over it or any part of its assets, where such failure to comply would have a material adverse effect on the Borrower's or any Subsidiary's operations or financial condition or the ability of the Borrower to perform its obligations hereunder. The Borrower and each Subsidiary shall obtain and maintain all permits, licenses, approvals and other similar documents required by any such laws, statutes, ordinances, rules, regulations or orders.

(r)Deposit Accounts. The Borrower will maintain its primary deposit accounts at the Bank so long as any obligations to the Bank, whether under the Loans or otherwise, remain outstanding.

(s)Acquisitions. The Borrower shall not acquire equity (except for repurchases of Borrower's stock from Borrower's shareholders) or assets (except for the acquisition of land, buildings, and equipment in the ordinary course of business) of any one or more entities or persons that exceeds Five Million Dollars ($5,000,000) in the aggregate. No acquisition shall be by a hostile takeover and no acquisition shall be permitted of any entity that is not engaged in the same types of business activities in which the Borrower is currently engaged or other activities involving food service and wholesaling food and related products. In addition, no acquisition shall be made by the Borrower unless (i) no default or Event of Default has occurred and is continuing, (ii) no default or Event of Default would result from such acquisition, (iii) the Borrower has first provided to the Bank pro forma projections of its consolidated financial statements for the twelve (12) month period immediately following the expected date of the consummation of such acquisition, presented in accordance with generally accepted accounting principles, taking into consideration such acquisition and all Indebtedness incurred or assumed in connection therewith, and in form and detail and with assumptions reasonably satisfactory to the Bank, and (iv) such pro forma projections confirm that immediately prior to the closing of such acquisition and for the twelve (12) month period immediately following the expected date of the consummation of such acquisition the Borrower will remain in compliance with all of its Financial Covenants and other covenants and obligations to the Bank.

(t)Waiver. Any variance from the covenants of the Borrower pursuant to this Section 2 shall be permitted only with the prior written consent and/or waiver of the Bank. Any such variance by consent and/or waiver shall relate solely to the variance addressed in such consent and/or waiver, and shall not operate as the Bank's consent and/or waiver to any other variance of the same covenant or other covenants, nor shall it preclude the exercise by the Bank of any power or right under this Agreement, other than with respect to such variance.

3.Closing Conditions. The obligation of the Bank to make the Loans, or any portion thereof, and the effectiveness of this Agreement are, at the Bank's option, subject to the satisfaction of each of the following conditions precedent:

(a)Default. Before and after giving effect to the Loans, or any portion thereof, no Event of Default or any event which, with the passage of time or the giving of notice, might mature into an Event of Default, shall have occurred and be continuing.

(b)Warranties. Before and after giving effect to the Loans or any portion thereof, the representations and warranties in Section 1 hereof shall be true and correct as though made on the date of such Loans or portion thereof.

(c)Certification. The Borrower shall have delivered to the Bank a certificate of the President or Chief Financial Officer of the Borrower dated as of the date hereof: (i) as to the matters set forth in Sections 3(a) and 3(b) above; (ii) to the effect that the resolutions described in Section 3(d) below have not been amended or rescinded and remain in full force and effect; (iii) as to the incumbency of the individuals authorized to sign this Agreement, the Notes (as hereinafter defined) and the other Loan Documents (with specimen signatures attached); and (iv) to the effect that the Articles of Incorporation and Code of Regulations of the Borrower are in full force and effect in the form delivered to the Bank.

(d)Resolutions. The Borrower shall have delivered to the Bank copies of the resolutions of the Borrower's Board of Directors authorizing the borrowings hereunder and the execution and delivery of this Agreement, the Notes and other Loan Documents.

(e)Articles and Regulations. The Borrower shall have delivered to the Bank true and correct copies of its Articles of Incorporation and Code of Regulations.

(f)Notes. The Borrower shall have delivered each of (a) the Construction Period Construction Note (as hereinafter defined) and (b) the Revolving Note, to the Bank with all blanks appropriately completed and each of the Notes duly executed on behalf of the Borrower. The Construction Notes, the Revolving Note, the Stock Repurchase Term Note, the 2009 Term Note, and any other note currently or hereafter issued by the Borrower to the Bank, all as may be amended, restated, supplemented and/or modified from time to time, are referred to herein as the “Notes”.

(g)Opinion. The Borrower shall have delivered to the Bank the opinion of outside counsel acceptable to the Bank, dated the date of this Agreement, to the effect that: (i) the Borrower is duly organized, validly existing and in good standing as a corporation under the laws of the State of Ohio; (ii) the Borrower has full power and authority to execute and deliver this Agreement, the Notes and the other Loan Documents and to perform its obligations thereunder; (iii) the execution and delivery by the Borrower of this Agreement, the Notes and the other Loan Documents, and the performance by the Borrower of its obligations thereunder, have been duly authorized by all necessary corporate action, and are not in conflict with any provision of law or of the Articles of Incorporation or Code of Regulations of the Borrower, nor in conflict with any agreement, order or decree binding upon the Borrower of which such counsel has knowledge; and (iv) this Agreement, the Notes and the other Loan Documents are the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, except as the same may be affected by bankruptcy, insolvency, moratorium or similar laws now or hereafter in effect, or by legal or equitable principles relating to or limiting creditors' rights generally, or other rules of law or equity limiting the availability of specific performance or injunctive relief.

(h)Commitment Fee. The Borrower shall have paid to the Bank in immediately available funds a $10,000 commitment fee as well as all out-of-pocket costs and expenses of the Bank and its employees (including, without limitation, costs and expenses of legal counsel) incurred by the Bank in entering into this Agreement and preparing the documentation in connection herewith.

4.Loans.

(a)Loans.

(i) Construction Loans. Subject to the terms and conditions of this Agreement, and subject to there being no Event of Default (or event which might, with the giving of notice or the passage of time, mature into an Event of Default) hereunder, the Bank agrees to make loans to the Borrower in an aggregate outstanding amount that will not exceed the lesser of (A) Thirty-Four Million One Hundred Eighty-Three Thousand Nine Hundred Ninety-Two and 56/100 Dollars ($34,183,992.56) (the “Total Construction Loan Commitment Amount”) or (B) the amount necessary to construct and open the Restaurants (collectively, the “Construction Loans”).
The Borrower shall provide the Bank notice of the Borrower's desire to obtain Construction Loan proceeds for the purpose of constructing and opening any particular Restaurant, which notice shall state the amount of the Construction Loan requested and the location of the particular Restaurant. The term “Business Day” as used herein shall mean any day other than a Saturday, Sunday or holiday on which banks in Cincinnati, Ohio are required or authorized by law to close. The Construction Loans shall be effectuated by the Bank crediting an account maintained by the Borrower at the Bank. No repayment or prepayment of the Construction Loans shall be reason for any relending or additional lending of proceeds of the Construction Loans to the Borrower, and no Construction Loan proceeds shall be disbursed after October 15, 2013. The outstanding principal balance of each Construction Loan which has not been converted into a Construction Term Loan (as hereinafter defined) in accordance with the next paragraph hereof (such Construction Loans which have not been so converted being collectively referred to herein as “Construction Period Construction Loans”) shall mature and be payable in full on October 15, 2013 (the “Construction Loan Maturity Date”), unless the maturity thereof is accelerated as described herein. As of April 10, 2012, as a result of the prior draws by the Borrower under the Construction Loans and prior conversions of Construction Period Construction Loans to Construction Term Loans, of the maximum Thirty-Four Million One Hundred Eighty-Three Thousand Nine Hundred Ninety-Two and 56/100 Dollars ($34,183,992.56) Construction Loan facility, (i) Nineteen Million One Hundred Eighty-Three Thousand Nine Hundred Ninety-Two and 56/100 Dollars ($19,183,992.56) has been drawn by the Borrower under the Construction Loans and already been converted to Construction Term Loans or currently remains outstanding as Construction Period Construction Loans and (ii) a maximum of Fifteen Million Dollars ($15,000,000) still remains available to be drawn by the Borrower under the Construction Period Construction Loans. The Construction Loans shall be evidenced by a Promissory Note in substantially the form of Exhibit F attached hereto, as the same may be amended and/or restated from time to time (the “Construction Period Construction Note”). The Construction Period Construction Note shall replace the Tenth Amended and Restated Promissory Note dated as of October 21, 2010 given by the Borrower to the Bank (the “Prior Construction Note”), and amounts outstanding under the Prior Construction Note shall not be deemed cancelled or satisfied, but shall be evidenced by the Construction Period Construction Note instead of by the Prior Construction Note.
By not later than the six (6) month anniversary of the 1st day of the calendar month immediately after the date that the Borrower receives an advance from the Bank of Construction Loan proceeds (except in the case of such an advance made on the 1st day of a calendar month, in which event the deadline shall be the six (6) month anniversary of such advance), the Borrower shall convert the outstanding principal balance of such Construction Loan advance to a term loan with a maturity date that is not less than seven (7) years nor greater than twelve (12) years after the Construction Loan Conversion Date (each such Loan being referred to herein as a “Construction Term Loan”), by providing ten (10) Business Days prior written notice to the Bank of (i) the date on which the Borrower desires such conversion to be effective (the “Construction Loan Conversion Date”), which date must be the first day of a calendar month and not later than the six

(6) month anniversary of the 1st day of the calendar month immediately after the date that the Borrower receives an advance from the Bank of Construction Loan proceeds (except in the case of such an advance made on the 1st day of a calendar month, in which event the deadline shall be the six (6) month anniversary of such advance) (so that, for example, (y) if the Borrower receives such an advance of Construction Loan proceeds on May 4, 2012, the Construction Loan Conversion Date for such advance can not be later than December 1, 2012 and (z) (y) if the Borrower receives such an advance of Construction Loan proceeds on May 1, 2012, the Construction Loan Conversion Date for such advance can not be later than November 1, 2012), (ii) the maturity date elected by the Borrower for such Construction Term Loan (each, a “Construction Term Loan Maturity Date”; which Construction Term Loan Maturity Date shall be no later than the date which is twelve (12) years after the Construction Loan Conversion Date, (iii) if the Borrower desires that such Construction Term Loan bear interest at the Cost of Funds-Based Rate (as hereinafter defined), the irrevocable commitment by the Borrower to accept and be bound by its election of such Cost of Funds-Based Rate until the Construction Term Loan Maturity Date of such Construction Term Loan or as otherwise expressly provided herein, and (iv) if the Borrower desires that such Construction Term Loan be a LIBOR Rate Loan (as hereinafter defined), its election of such LIBOR Rate Loan and election of one of the 1, 2 or 3 month LIBOR rate as described in Section 4(b)(i). Notwithstanding the foregoing, the Borrower shall have the option to extend the Construction Term Loan Maturity Date of any Construction Term Loan having both a Construction Loan Conversion Date after December 3, 2007 and an original Construction Term Loan Maturity Date of less than twelve (12) years from the Construction Loan Conversion Date once during the term thereof to a date not later than twelve (12) years after the Construction Conversion Date, by providing no less than thirty (30) days' written notice to the Bank of its intent to exercise such option.
Each Construction Term Loan which bears interest at the Cost of Funds-Based Rate shall be evidenced by a Promissory Note in substantially the form of Exhibit G-1 attached hereto with all blanks appropriately completed and each Construction Term Loan which does not bear interest at the Cost of Funds-Based Rate shall be evidenced by a Promissory Note in substantially the form of Exhibit G-2 attached hereto with all blanks appropriately completed (each, a “Construction Term Note”; the Construction Term Notes and the Construction Period Construction Note are sometimes collectively referred to herein as the “Construction Notes”).
(ii) Revolving Loan. Subject to the terms and conditions of this Agreement, and subject to there being no Event of Default (or event which might, with the giving of notice or the passage of time, mature into an Event of Default) hereunder, the Bank agrees to lend and relend to the Borrower, upon request by the Borrower made to the Bank in the manner described in Sections 4(b) and (c) below, during the period from the date hereof to the earlier of (A) October 15, 2013, or the termination date of any extension hereof agreed to by the Borrower and the Bank as described below, or (B) the date of the occurrence of an Event of Default, unless waived by the Bank (the earlier of such dates being referred to herein as the “Revolver Commitment Termination Date”), a principal sum of up to Five Million Dollars ($5,000,000) (the “Total Revolver Commitment Amount”), as the Borrower may from time to time request for the Borrower's working capital needs (the “Revolving Loan”); provided, however, that the Bank shall not be required to make, and the Borrower shall not be entitled to receive, any Revolving Loan if, after giving effect thereto, the aggregate outstanding principal balance of the Revolving Loan would exceed the Total Revolver Commitment Amount.

Each Revolving Loan hereunder shall be in the amount of Five Hundred Thousand Dollars ($500,000) or a multiple thereof. The Revolving Loan shall be evidenced by a Twentieth Amended and Restated Revolving Credit Promissory Note given by the Borrower to the Bank in substantially the form of Exhibit H attached hereto, as amended and/or restated from time to time (the “Revolving Note”). The Revolving Note shall mature and be payable in full on October 15, 2013, unless accelerated or extended as described herein. The Revolving Note shall replace the Nineteenth Amended and Restated Revolving Credit Promissory Note dated as of October 21, 2010 given by the Borrower to the Bank (the “Prior Note”), and amounts outstanding under the Prior Note shall not be deemed cancelled or satisfied, but shall be evidenced by the Revolving Note instead of by the Prior Note. If the outstanding principal balance of the Revolving Loan at any time exceeds the Total Revolver Commitment Amount, the Borrower shall immediately, without notice or demand, reduce the outstanding principal balance of the Revolving Loan such that the Total Revolver Commitment Amount is not exceeded.
Upon request by the Borrower, the Bank may consider extensions of the Revolver Commitment Termination Date, but is not hereby committing in any way thereto. Upon any such extension, at the option of the Bank, the Borrower shall execute a new promissory note substantially identical to the Revolving Note, except reflecting the new Revolver Commitment Termination Date, which thereupon shall be the Revolving Note hereunder.
Notwithstanding anything to the contrary herein, the Borrower covenants and agrees to pay down the outstanding balance of the Revolving Loan and the Revolving Note to Zero Dollars ($0) for not less than thirty (30) consecutive days during each of the Borrower's fiscal years, having commenced with the Borrower's fiscal year beginning on June 3, 2002.
(iii) 2009 Term Loan. As of October 21, 2009, the Bank agreed to make to the Borrower, and the Borrower borrowed from the Bank, a term loan in the aggregate amount of Four Million Dollars ($4,000,000) (the “2009 Term Loan”). As of the date hereof, the remaining unpaid principal amount of the 2009 Term Loan is One Million Six Hundred Fifty Thousand Seven Hundred Fifty-Four Dollars and 25/100 ($1,650,754.25). The maturity date of the 2009 Term Note is October 21, 2013, unless accelerated or extended as described herein (the “2009 Term Loan Maturity Date”). The 2009 Term Loan is evidenced by that certain Promissory Note in the original principal amount of Four Million Dollars ($4,000,000) dated October 21, 2009 issued by the Borrower to the Bank, as the same may be amended and/or restated from time to time (the “2009 Term Note”). The 2009 Term Note is subject to the terms and conditions of this Agreement.

(iv) Stock Repurchase Loan. The Bank made a loan to the Borrower in the principal amount of One Million Dollars ($1,000,000.00) under the Prior Loan Agreement to fund the Borrower's repurchase of certain shares of the Borrower's common stock as authorized by the board of directors of the Borrower (the “Stock Repurchase Loan”). The current unpaid principal balance of the Stock Repurchase Loan as of the date of this Agreement is Nine Hundred Four Thousand Six Hundred Twenty-One and 81/100 Dollars ($904,621.81). The Prior Loan Agreement has been amended hereby so that there no further Stock Repurchase Loan is to be made. No repayment or prepayment of the Stock Repurchase Loan shall be reason for any relending or additional lending of proceeds of the Stock Repurchase Loan to the Borrower.

The Borrower's payment obligations concerning the Stock Repurchase Loan are evidenced by that certain Cost of Funds Rate Term Loan Promissory Note in the original principal amount of One Million Dollars ($1,000,000) dated July 1, 2011 issued by the Borrower to the Bank, as the same may be amended and/or restated from time to time (the “Stock Repurchase Term Note”).
(b)Interest.

(i) Construction Loan. Interest on each advance of the Construction Loans hereunder (prior to conversion to a Construction Term Loan) shall accrue at an annual rate equal to the LIBOR Rate Margin (as hereinafter defined) plus the 1, 2, or 3 month LIBOR rate quoted by the Bank from Telerate Page 3750 or any successor thereto (which shall be the LIBOR rate in effect two New York Banking Days prior to (A) commencement of the advance or (B) the end of each Loan Period (as hereinafter defined)), adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation (a “LIBOR Rate Loan”).
The term “New York Banking Day” means any day (other than a Saturday or Sunday) on which commercial banks are open for business in New York, New York.
In the event the Borrower does not timely select an interest rate option at least two New York Banking Days before the end of the Loan Period for a Construction Loan that is a LIBOR Rate Loan, the funds advanced under such Construction Loan shall, beginning on the first day of the new Loan Period, accrue interest at the 1 month LIBOR rate in effect two New York Banking Days prior to commencement such Loan Period.
The term “Loan Period” means the period commencing on the advance date (or the Conversion Date) of the applicable LIBOR Rate Loan and ending on the numerically corresponding day 1, 2, or 3 months thereafter matching the interest rate term selected by the Borrower; provided, however, (A) if any Loan Period would otherwise end on a day which is not a New York Banking Day, then the Loan Period shall end on the next succeeding New York Banking Day unless the next succeeding New York Banking Day falls in another calendar month, in which case the Loan Period shall end on the immediately preceding New York Banking Day; or (B) if any Loan Period begins on the last New York Banking Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of the Loan Period), then the Loan Period shall end on the last New York Banking Day of the calendar month at the end of such Loan Period.
No Construction Period Construction Loan may extend beyond the Construction Loan Maturity Date. In any event, if the Loan Period for a Construction Period Construction Loan should happen to extend beyond the Construction Loan Maturity Date, such Construction Period Construction Loans must be prepaid at the Construction Loan Maturity Date. Each Construction Loan shall be in a minimum principal amount of Five Hundred Thousand Dollars ($500,000) and in increments of Five Hundred Thousand Dollars ($500,000) thereafter.
If a LIBOR Rate Loan is prepaid prior to the end of the Loan Period, as defined above, for such loan, whether voluntarily or because prepayment is required due to such loan's maturing or accelerating upon default or otherwise, the Borrower agrees to pay all of the Bank's costs, expenses, and Interest Differential (as determined by the Bank) incurred as a result of such prepayment. The term “Interest Differential” shall mean that sum equal to the greater of zero or the financial loss incurred by the Bank resulting from prepayment, calculated as the difference between the amount of interest the Bank would have earned (from like investments in the Money Markets as of the first day of the LIBOR Rate Loan) had prepayment not occurred and the interest the Bank will actually earn (from like investments in the Money Markets as of the date of prepayment) as a result of the redeployment of funds from the prepayment. Because of the short-term nature of the LIBOR Rate Loans, the Borrower agrees that the Interest Differential shall not be discounted to its present value. Any prepayment of a LIBOR Rate Loan shall be in an amount equal to the remaining entire principal balance of such loan. The term “Money Markets” refers to one or more wholesaling funding markets available to and selected by the Bank, including negotiable certificates of deposit, commercial paper, Eurodollar deposits, bank notes, federal funds, interest rate swaps, or others.
The “LIBOR Rate Margin” is currently one hundred fifty-five (155) basis points and shall be subject to adjustment on each March 1 for application to the period commencing on such date in accordance with the Borrower's ratio of Senior Bank Debt to Adjusted EBITDA for the period commencing on the first day of the Borrower's then-current fiscal year and ending on the last day of the second quarter of such fiscal year and on each September 1 for application to the period commencing on such date in accordance with the Borrower's ratio of Senior Bank Debt to Adjusted EBITDA for the period commencing on the first day of the Borrower's immediately preceding fiscal year and ending on the last day of such fiscal year, as follows: if the Borrower's ratio of Senior Bank Debt to Adjusted EBITDA is 1.50 to 1.0 or greater, the LIBOR Rate Margin shall be one hundred eighty (180) basis points; if the Borrower's ratio of Senior Bank Debt to Adjusted EBITDA is less than 1.50 to 1.0 but equal to or greater than 1.00 to 1.0, the LIBOR Rate Margin shall be one hundred fifty-five (155) basis points; and if the Borrower's ratio of Senior Bank Debt to Adjusted EBITDA is less than 1.00 to 1.0, the LIBOR Rate Margin shall be one hundred thirty-five (135) basis points. Such adjustments shall be based upon the Borrower's ratio of Senior Bank Debt to Adjusted EBITDA as determined from the financial statements delivered to the Bank pursuant to Section 2(b)(i) or (ii) hereof, as applicable. The foregoing provisions are not intended to, and shall not be construed to, authorize any violation by the Borrower of any Financial Covenant or constitute a waiver thereof or any commitment by the Bank to waive any violation by the Borrower of any Financial Covenant.
Upon conversion of a Construction Period Construction Loan to a Construction Term Loan or other loan hereunder to a term loan (each such Construction Term Loan or other term loan hereunder may sometimes herein also be referred to as a “Term Loan” and collectively referred to as the “Term Loans” and the Construction Loan Conversion Date may sometimes herein also be referred to as a “Conversion Date”), the Borrower shall choose that interest on such Term Loan shall accrue after such Term Loan's Conversion Date as provided under either Option A or Option B that follows (with Option B only being available as a choice to the Borrower so long as no Event of Default or event which, with the passage of time or the giving of notice, might mature into an Event of Default, shall have occurred and be continuing): (A) under Option A (which shall be known as a “Variable Rate Term Loan”), for which Borrower shall execute a Promissory Note in substantially the form of Exhibit G-2 attached hereto, interest on such Variable Rate Term Loan shall accrue after such Variable Rate Term Loan's Conversion Date as a LIBOR Rate Loan at the then applicable LIBOR Rate Margin plus the 1, 2, or 3 month LIBOR rate quoted by the Bank from Telerate Page 3750 or any successor thereto (which shall be the LIBOR rate in effect two New York Banking Days prior to (i) commencement of the Variable Rate Term Loan or (ii) the end of each Loan Period, adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation; or (B) under Option B (which shall be known as a “Cost of Funds Rate Term Loan”), for which Borrower shall execute a Promissory Note in substantially the form of Exhibit G-1 attached hereto, interest on such Cost of Funds Rate Term Loan shall accrue after such Cost of Funds Rate Term Loan's Conversion Date at a fixed rate per annum equal to one hundred fifty (150) basis points plus the Bank's Cost of Funds as of the Conversion Date (the “Cost of Funds-Based Rate”).
With respect to any Variable Rate Term Loan, in the event the Borrower does not timely select another interest rate option at least two New York Banking Days before the end of the Loan Period for a LIBOR Rate Loan, the funds advanced under the LIBOR Rate Loan shall, beginning on the first day of the new Loan Period, accrue interest at the 1 month LIBOR rate in effect two New York Banking Days prior to commencement of such Loan Period. No Variable Rate Term Loan may extend beyond the Construction Term Loan Maturity Date for such Variable Rate Term Loan. In any event, if the Loan Period (as defined below) for a Variable Rate Term Loan should happen to extend beyond the applicable maturity date for such Variable Rate Term Loan, such Variable Rate Term Loan must be prepaid at its Construction Term Loan Maturity Date. Each Variable Rate Term Loan shall be in a minimum principal amount of Five Hundred Thousand Dollars ($500,000) and in increments of Five Hundred Thousand Dollars ($500,000) thereafter.
With respect to any Cost of Funds Rate Term Loan, the term “Cost of Funds” means the rate at which the Bank would be able to borrow funds of comparable amounts in the Money Markets for a period equal to the remaining term of such Cost of Funds Rate Term Loan, adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation, with such rate rounded upward to the nearest one-eighth percent, and the term.
(ii) Revolving Loan. Interest on each advance of the Revolving Note hereunder shall accrue at an annual rate equal to the LIBOR Rate Margin plus at the 1 month LIBOR rate quoted by the Bank from Telerate Page 3750 or any successor their, which shall be that one-month LIBOR rate in effect to New York Banking Days prior to the beginning of each calendar month, adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation, such rate to be reset at the beginning of each succeeding month. If the initial advance under this Note occurs other than on the first day of the month, the initial 1 month LIBOR rate shall be that 1 month LIBOR rate in effect two New York Banking Days prior to the date of the initial advance; such 1-month LIBOR rate to be reset at the beginning of each succeeding month (the “Revolving Note LIBOR Rate;” provided, however, the Borrower may elect at any time to the convert a portion of the outstanding advances of the Revolving Note to a LIBOR Rate Loan as set forth in Section 4(b)(i). In the event the Borrower does not timely select an interest rate option at least two New York Banking Days before the end of the Loan Period for outstanding advances of the Revolving Note that are a LIBOR Rate Loan, such outstanding advances, shall, beginning on the first day of the new Loan Period, accrue interest at the Revolving Note LIBOR Rate.

No Revolving Loan may extend beyond the Revolving Commitment Termination Date. In any event, if the Loan Period for a Revolving Loan should happen to extend beyond the Revolving Commitment Termination Date, such loan must be prepaid at the Revolving Commitment Termination Date. Each Revolving Loan shall be in a minimum principal amount of Five Hundred Thousand Dollars ($500,000) and in increments of Five Hundred Thousand Dollars ($500,000) thereafter. The Borrower may, at its option, from time to time repay or prepay part or all of the outstanding principal balance of the Revolving Loan bearing interest based on the Revolving Note LIBOR Rate without premium.
(iii) 2009 Term Loan. The unpaid balance of the 2009 Term Loan shall bear interest at a rate of 3.47% per annum. The 2009 Term Loan is a Cost of Funds Rate Term Loan.

(iv) Stock Repurchase Loan. The unpaid balance of the Stock Repurchase Loan shall bear interest at a rate of 3.56% per annum. The Stock Repurchase Loan is a Cost of Funds Rate Term Loan.

Interest on the Loans shall be computed on the basis of a year consisting of three hundred sixty (360) days but applied to the actual number of days elapsed. The Bank's internal records of applicable interest rates shall be determinative in the absence of manifest error.
At the option of the Bank, (a) prior to acceleration of the Loans, in the event that any interest on or principal of any Loan remains unpaid past thirty (30) days of the date due, and/or (b) upon the occurrence of any other Event of Default hereunder or upon the acceleration of the Loans, interest (computed and adjusted in the same manner, and with the same effect, as interest on the Loans prior to maturity) on the outstanding balance of the Loans shall be payable on demand at the rate that would otherwise be in effect for such Loans from time to time as set forth in this Section 4(b) plus an additional three percent (3%) per annum up to any maximum rate permitted by law, in all cases until paid and whether before or after the entry of any judgment thereon. In addition, in the event that the Borrower should fail to make any payment hereunder within ten (10) days of the date due, the Borrower shall pay the Bank a fee in an amount of up to five percent (5%) of the amount of such payment, but in no event less than Fifty Dollars ($50.00), which fee shall be immediately due and payable without notice or demand.
(c)Payments.
(i) Payments on Construction Loans. Interest on any Variable Rate Term Loan shall be payable, in arrears, on the last day of the Loan Period applicable thereto, and when such Loan is due (whether by reason of acceleration or otherwise). Interest on any Prime Rate (as defined below) priced Loan shall be payable, in arrears, on the last day of each month, and when such Loan is due (whether by reason of acceleration or otherwise). In addition, the Borrower shall pay all accrued but unpaid interest on each Construction Period Construction Loan on the Conversion Date of such Construction Period Construction Loan to a Construction Term Loan.
The principal of each Construction Loan which has not been converted into a Construction Term Loan shall be due and payable in full on the Construction Loan Maturity Date.
The principal of each Variable Rate Term Loan shall be payable in equal monthly installments in amounts sufficient to amortize the principal amount of such Variable Rate Term Loan over the period commencing on the Conversion Date for such Variable Rate Term Loan and ending on its Term Loan Maturity Date, with such payments commencing on the first day of the calendar month after the calendar month which includes the Conversion Date and continuing on the first day of each calendar month thereafter through and including the Construction Term Loan Maturity Date, at which time the outstanding principal balance of such Variable Rate Term Loan shall be due and payable in full.
With respect to each Cost of Funds Rate Term Loan that is a Construction Term Loan, on the first day of the calendar month after the calendar month which includes the Conversion Date for such Cost of Funds Rate Term Loan and on the first day of each calendar month thereafter through and including the applicable Construction Term Loan Maturity Date thereof, the Borrower shall make equal payments of principal and interest in amounts sufficient to amortize the principal balance of such Cost of Funds Rate Term Loan as of the Conversion Date over the period commencing on the Conversion Date and extending until the Construction Term Loan Maturity Date, with each such payment being applied first to accrued interest and then to principal. The outstanding principal balance of and all interest on each Cost of Funds Rate Term Loan shall be due and payable in full on its Construction Term Loan Maturity Date.
(ii) Revolving Loan Payments. Interest on the Revolving Loan shall be payable, in arrears, on the first day of each month for advances bearing interest at the Revolving Note LIBOR Rate, on the last day of the Loan Period applicable thereto for such portions of the advances that are a LIBOR Rate Loan, and when such Revolving Loan is due (whether by reason of acceleration or otherwise).

The principal of the Revolving Loan shall be due and payable in full on the Revolver Commitment Termination Date.
(iii) Payment on 2009 Term Loan. The principal balance of the 2009 Term Loan and interest accrued thereon shall be repaid by the Borrower to the Bank by consecutive monthly payments in the amount of $89,459.47 each on the twenty first day of each calendar month, commencing on November 21, 2009, and by a final payment on the 2009 Term Loan Maturity Date in the amount of the unpaid principal and interest balance of the 2009 Term Loan. No repayment or prepayment of the 2009 Term Loan by the Borrower shall be reason for any relending or additional lending of the 2009 Term Loan to the Borrower.

(iv) Payment on Stock Repurchase Loan. The principal balance of the Stock Repurchase Loan and interest accrued thereon shall be repaid by the Borrower to the Bank by consecutive monthly payments in the amount of $13,492.33 each on the first day of each calendar month, having commenced on August 1, 2011, and by a final payment on July 1, 2018 in the amount of the unpaid principal and interest balance of the Stock Repurchase Loan. No repayment or prepayment of the Stock Repurchase Loan by the Borrower shall be reason for any relending or additional lending of the Stock Repurchase Loan to the Borrower.

All payments of principal and interest hereunder shall be made in immediately available funds to the Bank at such place as may be designated by the Bank to the Borrower in writing. The Bank is authorized by the Borrower to enter from time to time the balance of the Loans and all payments and prepayments thereon on the reverse of the Notes or in the Bank's regularly maintained data processing records, and the aggregate unpaid amount of the Loans set forth thereon or therein shall be presumptive evidence of the amount owing to the Bank and unpaid thereon. Upon request and payment by the Borrower of a reasonable fee which compensates the Bank for the cost of issuing the same, the Bank shall provide the Borrower with a statement showing all payments and prepayments on the Loans.
(d)Changes in Laws and Circumstances; Illegality. In the event of (A) any change in the reserve requirements and/or the assessment rates of the FDIC which are applicable to the Bank in making any or all of the Loans or (B) any change in circumstances affecting the interbank market, or (C) any adoption of any law or any governmental or quasi-governmental rules, regulation, policy, guideline or directive (whether or not having the force of law) or any change in the interpretation, promulgation, implementation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with interpretation or administration thereof, including, without limitation, all requests, rules, guidelines or directives in connection with Dodd-Frank Wall Street Reform and Consumer Protection Act regardless of the date enacted, adopted or issued, and the result of any such event described in clause (A), (B), or (C) above is to increase the costs to the Bank of making the Loans, the Borrower shall promptly pay the Bank any additional amounts, upon demand accompanied by a reasonably detailed statement as to such additional amounts (which statement shall be conclusive in the absence of manifest error), which will reasonably compensate the Bank for such costs.

(i)If by reason of circumstances affecting the interbank market adequate and reasonable means do not exist in the reasonable judgment of the Bank for ascertaining the rate of interest for a LIBOR Rate Loan or Cost of Funds Rate Term Loan at any time, the Bank shall forthwith give notice thereof to the Borrower. Unless and until such notice has been withdrawn by the Bank, the Borrower may not thereafter elect to have any portion of the Loans bear interest at a LIBOR based rate or Cost of Funds-Based Rate, as applicable.

(ii)If any law, rule, regulation, treaty, guideline, order or directive or any change therein or in the interpretation or application thereof shall make it unlawful for the Loans to bear interest at a LIBOR based rate or Cost of Funds-Based Rate, the Bank shall notify the Borrower thereof and no portion of the Loans may thereafter bear interest at a LIBOR based rate or Cost of Funds-Based Rate, as applicable. If required by law, any portion of the Loans then bearing interest at a LIBOR based rate or Cost of Funds-Based Rate, as applicable, shall cease to bear interest at the LIBOR based rate or Cost of Funds-Based Rate, as applicable, and shall bear interest based on the Prime Rate. The “Prime Rate” is the rate announced from time to time by the Bank as its prime rate. The Prime Rate is determined solely by the Bank pursuant to market factors and its own operating needs and is not necessarily the Bank's best or most favorable rate for corporate, commercial, or other loans.

(e)Prepayments. The Borrower may, at its option, from time to time repay or prepay part or all of the outstanding principal balance of the Loans bearing interest based on the Prime Rate or the Revolving Note LIBOR Rate without premium. The Borrower may, at its option, from time to time repay or prepay part or all of the outstanding principal balance of any of the Revolving Loans bearing interest based on the LIBOR Rate and/or the Construction Loans at the end of a Loan Period without premium.

If any LIBOR Rate Loan (including, without limitation, any advances of Revolving Loans that Borrower has elected to be a LIBOR Rate Loan) is prepaid prior to the end of the Loan Period for such loan, whether voluntarily or because prepayment is required due to such loan's maturing or accelerating upon default or otherwise, the Borrower agrees to pay all of the Bank's costs, expenses, and Interest Differential (as determined by the Bank) incurred as a result of such prepayment. Because of the short-term nature of this facility, the Borrower agrees that the Interest Differential shall not be discounted to its present value. Any prepayment of a LIBOR Rate Loan shall be in an amount equal to the remaining entire principal balance of such loan.
There shall be no prepayments of any Cost of Funds Rate Term Loan, provided that the Bank may consider requests for its consent with respect to prepayment of any Cost of Funds Rate Term Loan, without incurring an obligation to do so, and the Borrower acknowledges that in the event that such consent is granted, the Borrower shall be required to pay the Bank, upon prepayment of all or part of the principal amount of a Cost of Funds Rate Term Loan before final maturity, a prepayment indemnity (“Prepayment Fee”) equal to the greater of zero, or that amount, calculated on any date of prepayment (“Prepayment Date”), which is derived by subtracting: (a) the principal amount of such Cost of Funds Rate Term Loan or portion of such Cost of Funds Rate Term Loan to be prepaid from (b) the Net Present Value of such Cost of Funds Rate Term Loan or portion of such Cost of Funds Rate Term Loan to be prepaid on such Prepayment Date; provided, however, that the Prepayment Fee shall not in any event exceed the maximum prepayment fee permitted by applicable law. Notwithstanding the foregoing, if prior to the conversion of a Construction Period Construction Loan to a Cost of Funds Rate Term Loan, the Bank and the Borrower mutually agree that the Cost of Funds-Based Rate will include a premium as payment to the Bank for waiver by the Bank of any Prepayment Fee (determined by the Bank in its sole discretion) over the then applicable Cost of Funds-Based Rate and such premium is expressly described in the applicable Promissory Note, then the Borrower may prepay such Cost of Funds Rate Term Loan without incurring a Prepayment Fee. If the Borrower initially elects less than a 12 year maturity for a Construction Term Loan that is also a Cost of Funds Rate Term Loan and later the Borrower exercises its option to extend the maturity up to 12 years from the Construction Conversion Date, if the Borrower did not pay a premium to the Bank for waiver by the Bank of any Prepayment Fee at the Construction Conversion Date, then the Borrower will be subject to a Prepayment Fee at the time the Borrower elects to extend the maturity date of such Construction Term Loan; provided, however, the Bank shall waive any Prepayment Fee that would otherwise apply to any Cost of Funds Rate Term Loan issued on or after September 1, 2007 and prior to October 21, 2010.
“Net Present Value” shall mean the amount which is derived by summing the present values of each prospective payment of principal and interest which, without such full or partial prepayment, could otherwise have been received by the Bank over the remaining contractual life of such Cost of Funds Rate Term Loan. The individual discount rate used to present value each prospective payment of interest and/or principal shall be the Money Market Rate at Prepayment for the maturity matching that of each specific payment of principal and/or interest.
“Money Market Rate At Prepayment” shall mean that zero-coupon rate, calculated on the Prepayment Date, and determined solely by the Bank, as the rate at which the Bank would be able to borrow funds in Money Markets for the prepayment amount matching the maturity of a specific prospective Cost of Funds Rate Term Loan payment date, adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation. A separate Money Market Rate at Prepayment will be calculated for each prospective interest and/or principal payment date.
In calculating the amount of such Prepayment Fee, the Bank is hereby authorized by the Borrower to make such assumptions regarding the source of funding, redeployment of funds, and other related matters, as the Bank may deem appropriate. If the Borrower fails to pay any Prepayment Fee when due, the amount of such Prepayment Fee shall thereafter bear interest as a LIBOR Rate Loan until paid at the default rate specified in this Agreement (computed on the basis of a 360-day year, actual days elapsed). Any prepayment of principal shall be accompanied by a payment of interest accrued to date thereon; and said prepayment shall be applied to the principal installments in the inverse order of their maturities. All prepayments shall be in an amount of at least $100,000 or, if less, the remaining entire principal balance of the applicable Cost of Funds Rate Term Loan.
No partial prepayment of any of the Loans shall change any due date or the amount of any regularly-scheduled installment of principal thereof.
(f)Unused Credit Fee. The Borrower shall pay the Bank an unused credit fee in an amount equal to one quarter of one percent (.25%) per annum times the daily average of (a) the unused Total Revolver Commitment Amount plus (b) the unused Construction Loan Commitment Amount (the “Unused Credit Fee”), which fee shall be payable quarterly, in arrears, having commenced on the first day of December, 1998, and on the first day of each March, June, September and December thereafter, and when the Loans are due (whether by reason of acceleration or otherwise). The Unused Credit Fee shall be computed on the basis of a year consisting of three hundred sixty (360) days but applied to the actual number of days elapsed.

5.Events of Default. If any of the following events (each, an “Event of Default”) shall occur, then the Bank may, without further notice or demand, accelerate the Loans and declare them to be, and thereupon the Loans shall become, immediately due and payable (except that the Loans shall become automatically due and payable upon the occurrence of an event described in Sections 5(j), (k) and (l) below), and, to the extent that (a) the Total Revolver Commitment Amount, (b) the Construction Loan Commitment Amount, and/or (c) any other Loan proceeds have not yet been used or fully drawn on by the Borrower, terminate any obligation of the Bank to disburse the balance of same; and the Bank shall have all rights provided herein or in any of the other Loan Documents or otherwise provided by law to realize on any collateral or security for the Loans:

(a)The Borrower does not pay the Bank any interest on the Loans within ten (10) days after the date due, whether by reason of acceleration or otherwise, or does not pay or repay to the Bank any principal of the Loans or any other obligation hereunder when due, whether by reason of acceleration or otherwise; or

(b)The Borrower defaults in the performance or observance of any agreement contained in Section 2(b), 2(c), 2(d), 2(e), 2(f), 2(g), 2(h) or 2(o) hereof and such default has not been cured by the Borrower within ten (10) days after the occurrence thereof, or the Borrower defaults in the performance or observance of any other agreement contained in Section 2 hereof; or

(c)There shall have occurred any other violation or breach of any covenant, agreement or condition contained herein or in any other Loan Document which has not been cured by the Borrower within thirty (30) days after the earlier to occur of the date the Borrower has knowledge thereof and the date the Bank gives the Borrower notice thereof; or

(d)The Borrower does not pay when due or prior to the expiration of the applicable cure period, if any, any principal or interest on any other Indebtedness in excess of One Hundred Thousand Dollars ($100,000), or the Borrower defaults in the performance or observance of any other term or condition contained in any agreement or instrument under which such Indebtedness is created, and the holder of such other Indebtedness declares, or may declare, such Indebtedness due prior to its stated maturity because of the Borrower's default thereunder; or

(e)There shall have occurred any violation or breach of any covenant, agreement or condition contained in any other agreement between the Borrower and the Bank which has not been cured by the Borrower prior to the expiration of the applicable cure period, if any; including, without limitation, the Continuing Reimbursement Agreement; or

(f)The Borrower does not perform its obligations under any agreement material to its business, and the other party to such agreement declares, or may declare, such agreement in default; or

(g)Any representation or warranty made herein or in any other Loan Document or writing furnished in connection with this Agreement shall be false or misleading in any material respect when made; or

(h)The Borrower is generally not paying its debts as they become due; or

(i)With respect to the plans referred to in Section 1(h) above, or any other similar plan, a “reportable event” or “prohibited transaction” pursuant to ERISA has occurred which results in the imposition of material taxes or penalties against the Borrower or the termination of such plans (or trusts related thereto), or the Borrower incurs any material liability to the PBGC in connection with such plans; or

(j)The Borrower makes an assignment of a material part of its assets for the benefit of creditors; or

(k)The Borrower applies for the appointment of a trustee or receiver for a material part of its assets or commences any proceedings relating to the Borrower under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or other liquidation law of any jurisdiction; or any such application is filed, or any such proceedings are commenced, against the Borrower, and the Borrower indicates its approval, consent or acquiescence thereto; or an order is entered appointing such trustee or receiver, or adjudicating the Borrower bankrupt or insolvent, or approving the petition in any such proceedings, and such order remains in effect for sixty (60) days; or

(l)Any order is entered in any proceedings against the Borrower decreeing the dissolution of the Borrower; or

(m)Any material part of the Borrower's operations shall cease, other than temporary or seasonal cessations which are experienced by other companies in the same line of business and which would not have a material adverse effect on the Borrower's operations or financial condition or its ability to perform its obligations hereunder; or

(n)Any final non-appealable judgment which, together with other outstanding judgments against the Borrower, causes the aggregate of such judgments in excess of confirmed insurance coverage satisfactory to the Bank to exceed Seven Hundred Fifty Thousand Dollars ($750,000), shall be rendered against the Borrower; or

(o)Any event of default occurs under any other agreement to which the Borrower and the Bank are parties or under any document or instrument running to the benefit of the Bank from the Borrower.

The above recitation of Events of Default shall be interpreted in all respects in favor of the Bank. To the extent any cure-of-default period is provided above, the Bank may nevertheless, at its option pending completion of such cure, suspend its obligation to consider further disbursement of the Loans hereunder.

6.General.

(a)Reasonable Actions. The Bank agrees that in taking any action which it is permitted or empowered to take under this Agreement, it will act reasonably under what it believes are the facts and circumstances existing at such time.

(b)Delay. No delay, omission or forbearance on the part of the Bank in the exercise of any power or right shall operate as a waiver thereof, nor shall any single or partial delay, omission or forbearance in the exercise of any other power or right. The rights and/or remedies of the Bank herein provided are cumulative, shall be interpreted in all respects in favor of the Bank and are not exclusive of any other rights and/or remedies provided by law.

(c)Notice. Except as otherwise expressly provided in this Agreement, any notice hereunder shall be in writing and shall be deemed to be given when personally delivered or when sent by certified mail, postage prepaid, and addressed to the parties at their addresses set forth below:

Bank:            U.S. Bank National Association
425 Walnut Street
Cincinnati, Ohio 45202
Attention:    Marshall Stuart
Vice President
With a copy to:    Jeffrey S. Schloemer, Esq.
Taft, Stettinius & Hollister LLP
425 Walnut Street, Suite 1800
Cincinnati, Ohio 45202
Borrower:        Frisch's Restaurants, Inc.
2800 Gilbert Avenue
Cincinnati, Ohio 45206
Attention:    Mr. Mark Lanning
Vice President-Finance
With copies to:    Craig F. Maier, President
Frisch's Restaurants, Inc.
2800 Gilbert Avenue
Cincinnati, Ohio 45206
and
Donald A. Bodner
Frisch's Restaurants, Inc.
2800 Gilbert Avenue
Cincinnati, Ohio 45206
The Borrower or the Bank may, by written notice to the other as provided herein, designate another address for purposes hereunder.
(d)Expenses; Indemnity. The Borrower shall pay all reasonable out-of-pocket expenses incurred by the Bank, including the reasonable fees, charges and disbursements of outside-counsel for the

Bank (determined on the basis of such counsel's generally applicable rates, which may be higher than the rates such counsel charges the Bank in certain matters) and/ or the allocated costs of in-house counsel incurred from time to time by the Bank in entering into and closing this Agreement and preparing the documentation in connection herewith, administering the obligations of the Borrower hereunder or under any of the other Loan Documents, and enforcing the obligations of the Borrower hereunder or under any of the other Loan Documents, and the Borrower agrees to pay the Bank upon demand for the same. The Borrower agrees to defend, indemnify and hold the Bank harmless from any liability, obligation, cost, damage or expense (including reasonable attorneys' fees and legal expenses) for taxes (other than income taxes), fees or third party claims which may arise or be related to the execution, delivery or performance of this Agreement or any of the other Loan Documents, except in the case of negligence or willful misconduct on the part of the Bank. The Borrower further agrees to indemnify and hold harmless the Bank from any loss or expense which the Bank may sustain or incur as a consequence of default by the Borrower in payment of any principal of or interest on the Loans, including, without limitation, any such loss or expense arising from interest or fees payable by the Bank to lenders of funds obtained by it in order to maintain interest rates on the Cost of Funds Loans.

(e)Survival. All covenants and agreements of the Borrower made herein or otherwise in connection with the transactions contemplated hereby shall survive the execution and delivery of this Agreement and the other Loan Documents, and shall remain in effect so long as any obligations of the Borrower are outstanding hereunder or under any of the other Loan Documents.

(f)Severability. Any provision of this Agreement or any of the other Loan Documents which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition of enforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

(g)Law. IMPORTANT: The Loans shall be deemed made in Ohio and this Agreement and all other Loan Documents, and all of the rights and obligations of the Borrower and the Bank hereunder and thereunder, shall in all respects be governed by and construed in accordance with the laws of the State of Ohio, including all matters of construction, validity and performance. Without limitation on the ability of the Bank to initiate and prosecute any action or proceeding in any applicable jurisdiction related to loan repayment, the Borrower and the Bank agree that any action or proceeding commenced by or on behalf of the parties arising out of or relating to the Loans and/or this Agreement and/or any of the other Loan Documents shall be commenced and maintained exclusively in the District Court of the United States for the Southern District of Ohio, or any other court of applicable jurisdiction located in Cincinnati, Ohio. The Borrower and the Bank also agree that a summons and complaint commencing an action or proceeding in any such Ohio courts by or on behalf of such parties shall be properly served and shall confer personal jurisdiction on a party to which said party consents, if (i) served personally or by certified mail to the other party at any of its addresses noted herein, or (ii) as otherwise provided under the laws of the State of Ohio. The interest rates and all other terms of the Loans negotiated with the Borrower are, in part, related to the aforesaid provisions on jurisdiction, which the Bank deems a vital part of this loan arrangement.

(h)Successors. This Agreement shall be binding upon and inure to the benefit of the Borrower and the Bank and their respective successors and assigns. The Borrower shall not assign its rights or delegate its duties hereunder without the prior written consent of the Bank.

(i)Amendment and Restatement. This Agreement amends and restates the Prior Loan Agreement and amounts outstanding under the Prior Loan Agreement shall not be deemed cancelled or satisfied, but shall be evidenced by this Agreement instead of by the Prior Loan Agreement.

(j)Amendment. Except as otherwise expressly provided herein, this Agreement may not be modified or amended except in writing signed by authorized officers of the Bank and the Borrower.

(k)Waiver.    The Borrower has represented to the Bank that the Borrower proposes to sell by not later than June 30, 2012 up to 28 Golden Corral stores and related assets to Golden Corral Corporation, an unaffiliated third party purchaser, for an aggregate cash purchase price of not less than $48,900,000 less closing adjustments as defined in the Asset Purchase Agreement and normal out of pocket closing costs (“Golden Corral Transaction”).  This Agreement will need to be amended in conjunction with the closing of the Golden Corral Transaction, but the Bank hereby acknowledges and agrees that (i) closing on the Golden Corral Transaction is acceptable to the Bank and will not result in an Event of Default and (ii) lawful use by the Borrower of the Golden Corral Transaction net sale proceeds (net of an amount needed to satisfy the Borrower's tax liabilities associated with the Golden Corral Transaction) as the Borrower deems fit is acceptable to the Bank and will not result in an Event of Default.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly effective as of the date first set forth above.
BANK NATIONAL ASSOCIATION        FRISCH'S RESTAURANTS, INC.

By: /s/ Marshall Stuart        By: /s/ Mark Lanning
Marshall Stuart            Mark Lanning
Vice President                Vice President-Finance

Exhibit 10.2

LIST OF EXHIBITS
A-    Financial Information and Reports
B-    Actions
C-    Permitted Liens
D-    Financial Covenants
E-    Permitted Indebtedness
F-    Construction Period Construction Note
G-1-     Form of Term Note (Cost of Funds Rate Term Loan)
G-2-     Form of Term Note (Variable Rate Term Loan)
H-    Revolving Note

Exhibit 10.2

EXHIBIT A
FINANCIAL INFORMATION AND REPORTS
1.    Form 10-Q quarterly report for the period ended March 6, 2012.

2.    Projections for the Borrower through the year ending June, 2012.

Exhibit 10.2

EXHIBIT B
ACTIONS

Exhibit 10.2

EXHIBIT C
PERMITTED LIENS
All obligations of the Borrower incurred in connection with any existing or future lease transactions capitalized or required to be capitalized on the Borrower's books.

Exhibit 10.2
EXHIBIT D
FINANCIAL COVENANTS
The Borrower agrees that it shall:

(a)    Ratio of Senior Bank Debt to Adjusted EBITDA. Not permit the ratio of the Borrower's Senior Bank Debt to Adjusted EBITDA to exceed 2.00 to 1.0 at any time.

“Senior Bank Debt” for purposes hereof shall mean the sum of all of the Borrower's indebtedness for borrowed money that in accordance with generally accepted accounting principles would be considered as a liability, and all obligations of the Borrower incurred in connection with any existing or future lease transactions capitalized or required to be capitalized on the Borrower's books.

“Adjusted EBITDA” for purposes hereof shall mean the Borrower's consolidated gross (before interest, taxes, depreciation and amortization) earnings; plus losses on disposition of assets (net of abandonment losses); less gains on disposition of assets, net of abandonment losses; plus net cash proceeds from the disposition of property; less cash and non-cash unusual gains; plus cash and non-cash unusual losses, all calculated in accordance with generally accepted accounting principals and consistently applied in accordance with past practices on a rolling four (4) quarter basis.

(b)    Cash Flow Coverage Ratio. Not permit the ratio of (i) the Borrower's Adjusted EBITDA plus operating lease payments less maintenance capital expenditures equal to (50%) of depreciation less cash dividends to the Borrower's shareholders less cash income taxes paid to (ii) the sum of the Borrower's scheduled principal payments on long term debt and capital lease obligations (excluding Revolving Loan principal payments) plus interest expense plus operating lease payments (in each case for the same period that the Borrower's Adjusted EBITDA is measured), calculated in accordance with generally accepted accounting principles consistently applied in accordance with past practices on a rolling four (4) quarter basis, to be less than 1.05 to 1.0, measured quarterly on a rolling twelve month basis.

Exhibit 10.2
EXHIBIT E
PERMITTED INDEBTEDNESS

		Balance
		April 13, 2012
Indebtedness to US Bank NA

2009 Term Loan		$1,650,754

Revolving Loan (up to $5,000,000 may be borrowed)		$—

Stock Repurchase Term Loan		$904,622

Construction Loan Credit Facility
Construction Phase up to $15,000,000 more may be borrowed)	$—
Term Loans	$19,183,993
		$19,183,993

$21,739,369 + $15,000,000 + $5,000,000 For a total of $41,739,369		$21,739,369
Capitalized Leases

All obligations of the Borrower incurred in connection with any existing or future lease transactions capitalized or required to be capitalized on the Borrower's books
Contingent liability as assignor/guarantor of the following leases: (See work paper attached)

		April 13, 2012
Indebtedness to US Bank NA

2009 Term Loan

Revolving Loan (up to $5,000,000 may be borrowed)

Stock Repurchase Term Loan	904,622

Exhibit 10.2

EXHIBIT F
ELEVENTH AMENDED AND RESTATED PROMISSORY NOTE
$34,183,992.56                                        Cincinnati, Ohio
April 10, 2012
FRISCH'S RESTAURANTS, INC., an Ohio corporation (the “Borrower”), for value received, hereby promises to pay to the order of U.S. BANK NATIONAL ASSOCIATION, a national banking association formerly known as Firstar Bank, N.A. and Star Bank, National Association (the “Bank”), or it successors or assigns, on or before October 15, 2013, the principal sum of Thirty-Four Million One Hundred Eighty-Three Thousand Nine Hundred Ninety-Two and 56/100 Dollars ($34,183,992.56), or such portion thereof as may be outstanding from time to time, together with interest thereon as hereinafter provided.
This is the Construction Note referred to in, was executed and delivered pursuant to, and evidences indebtedness of the Borrower incurred under, that certain Second Amended and Restated Loan Agreement dated as of April 10, 2012 between the Borrower and the Bank, as the same has been and/or may be amended, restated, supplemented, renewed, or otherwise modified and in effect from time to time (the “Loan Agreement”), to which reference is hereby made for a statement of the terms and conditions under which the Construction Loans evidenced hereby were made and are to be repaid and for a statement of the Bank's remedies upon the occurrence of an Event of Default. Capitalized terms used herein, but not otherwise specifically defined, shall have the meanings ascribed to such terms in the Loan Agreement.
As of April 10, 2012, as a result of the prior draws by the Borrower under the Loans and prior conversions of Construction Loans to Term Loans, of the maximum Thirty-Four Million One Hundred Eighty-Three Thousand Nine Hundred Ninety-Two and 56/100 Dollars ($34,183,992.56) Construction Loan facility, (i) Nineteen Million One Hundred Eighty-Three Thousand Nine Hundred Ninety-Two and 56/100 Dollars ($19,183,992.56) has been drawn by the Borrower under the Construction Loans and already been converted to Term Loans or currently remains outstanding as Construction Loans and (ii) a maximum of Fifteen Million Dollars ($15,000,000) still remains available to be drawn by the Borrower under the Construction Loans.
The Borrower further promises to pay interest on the outstanding unpaid principal amount hereof from the date hereof until payment in full at the rate or rates from time to time applicable to the Construction Loans as determined in accordance with the Loan Agreement; provided, however, that upon the occurrence and during the continuance of an Event of Default, the Borrower shall pay interest on the outstanding principal balance of this Note at the rate of interest applicable following the occurrence of an Event of Default as determined in accordance with the Loan Agreement.
Interest on this Note shall be payable, at the times and from the dates specified in the Loan Agreement, on the date of any prepayment hereof, at maturity, whether due by acceleration or otherwise, and as otherwise provided in the Loan Agreement. From and after the date when the principal balance hereof becomes due and payable, whether by acceleration or otherwise, interest hereon shall be payable on demand. In no contingency or event whatsoever shall interest charged hereunder, however such interest may be characterized or computed, exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Bank has received interest hereunder in excess of the highest rate applicable hereto, such excess shall be applied in accordance with the terms of the Loan Agreement.
The indebtedness evidenced by this Note is secured pursuant to the terms of the Loan Documents.
The Borrower hereby waives demand, presentment, and protest and notice of demand, presentment, protest, and nonpayment.
The Borrower further agrees, subject only to any limitation imposed by applicable law, to pay all expenses, including attorneys' fees and legal expenses, incurred by the Bank in endeavoring to collect any amounts payable hereunder which are not paid when due, whether by acceleration or otherwise.
IMPORTANT: This Note shall be deemed made in Ohio and shall in all respects be governed by and construed in accordance with the laws of the State of Ohio, including all matters of construction, validity and performance. Without limitation on the ability of the Bank to initiate and prosecute any action or proceeding in any applicable jurisdiction related to loan repayment, the Borrower and the Bank agree that any action or proceeding commenced by or on behalf of the parties arising out of or relating to this Note shall be commenced and maintained exclusively in the District Court of the United States for the Southern District of Ohio, or any other court of applicable jurisdiction located in Cincinnati, Ohio. The Borrower and the Bank also agree that a summons and complaint commencing an action or proceeding in any such Ohio courts by or on behalf of such parties shall be properly served and shall confer personal jurisdiction on a party to which said party consents, if (a) served personally or by certified mail to the other party at any of its addresses noted herein, or (b) as otherwise provided under the laws of the State of Ohio. The interest rates and all other terms of this Note negotiated with the Borrower are, in part, related to the aforesaid provisions on jurisdiction, which the Bank deems a vital part of this loan arrangement.
This Note amends and restates the Tenth Amended and Restated Promissory Note dated as of October 21, 2010 given by the Borrower to the Bank, and evidences all amounts outstanding as of the date hereof under said Tenth Amended and Restated Promissory Note.
[remainder of page intentionally left blank]

Presentment for payment, notice of dishonor, protest and notice of protest are hereby waived.

FRISCH'S RESTAURANTS, INC.

By:
Mark Lanning, Vice President Finance
Address:     2800 Gilbert Avenue
Cincinnati, Ohio 45206

Exhibit 10.2

EXHIBIT G-1
COST OF FUNDS RATE TERM LOAN
PROMISSORY NOTE
$                                             Cincinnati, Ohio
__________ 1, ___
FRISCH'S RESTAURANTS, INC., an Ohio corporation (the “Borrower”), for value received, hereby promises to pay to the order of U.S. BANK NATIONAL ASSOCIATION, a national banking association formerly known as Firstar Bank, N.A. and Star Bank, National Association (the “Bank”), or it successors or assigns, on or before ____________ 1, _____ (the “Maturity Date”), the principal sum of ___________________ Dollars ($________), together with interest thereon as hereinafter provided.
This Note is a “Term Note” as described in and evidences a “Cost of Funds Rate Term Loan” made under that certain Second Amended and Restated Loan Agreement dated as of April 10, 2012 between the Borrower and the Bank, as the same has been and/or may be amended, restated, supplemented, renewed, or otherwise modified and in effect from time to time (the “Loan Agreement”), and is subject to the terms and conditions thereof, including, without limitation, the terms thereof providing for acceleration of maturity of such Cost of Funds Rate Term Loan. If any term or condition of this Note conflicts with the express terms or conditions of the Loan Agreement, the terms and conditions of the Loan Agreement shall control. Terms used herein shall have the same meanings as in the Loan Agreement.
The outstanding principal balance of this Note shall bear interest at a per annum rate equal to _________ percent (___%). Interest on this Note shall be computed on the basis of a year consisting of three hundred sixty (360) days but applied to the actual number of days elapsed.
The Borrower shall make monthly payments of principal and interest on this Note in the amount of ______________________ Dollars ($________), with each such payment being applied first to accrued interest and then to principal, commencing on the first day of ______________, _____ and on the first day of each month thereafter through and including the Maturity Date, at which time the outstanding principal balance of and all interest on this Note shall be due and payable in full.
At the option of the Bank, (a) prior to acceleration of this Note, in the event that any interest on or principal of this Note remains unpaid past thirty (30) days of the date due, and/or (b) upon the occurrence of any other Event of Default under the Loan Agreement or upon the acceleration of this Note, interest (computed and adjusted in the same manner, and with the same effect, as interest on this Note prior to maturity) on the outstanding balance of this Note shall be payable on demand at the rate that would otherwise be in effect for such Loans from time to time as set forth in the Loan Agreement plus an additional three percent (3%) per annum up to any maximum rate permitted by law, in all cases until paid and whether before or after the entry of any judgment thereon. In addition, in the event that the Borrower should fail to make any payment hereunder within ten (10) days of the date due, the Borrower shall pay the Bank a fee in an amount of up to five percent (5%) of the amount of such payment, but in no event less than Fifty Dollars ($50.00), which fee shall be immediately due and payable without notice or demand.
All payments of principal and interest hereunder shall be made in immediately available funds to the Bank at 425 Walnut Street, Location 9150, Cincinnati, Ohio 45202, or at such other place as may be designated by the Bank to the Borrower in writing. The Bank is authorized by the Borrower to enter from time to time the balance of this Note and all payments and prepayments thereon on the reverse of this Note or in the Bank's regularly maintained data processing records, and the aggregate unpaid amount set forth thereon or therein shall be presumptive evidence of the amount owing to the Bank and unpaid on this Note.
[This Note may not be prepaid in whole or in part except upon (i) written notice to the Bank not less than thirty (30) days prior to the date of prepayment (which notice shall specify the date and amount of prepayment), (ii) the Bank granting its consent to such prepayment, which consent the Bank may grant or withhold in its sole discretion, (iii) payment to the Bank of a “Prepayment Fee” and other amounts as specified in and calculated in accordance with the terms of the Loan Agreement, and (iv) compliance with the other terms and conditions of the Loan Agreement.
The per annum rate of this Note includes a premium of ___% over the otherwise applicable Cost of Funds-Based Rate so that the Borrower may prepay this Note in whole or in part at any time without incurring a “Prepayment Fee” as specified in and calculated in accordance with the terms of the Loan Agreement.]
IMPORTANT: This Note shall be deemed made in Ohio and shall in all respects be governed by and construed in accordance with the laws of the State of Ohio, including all matters of construction, validity and performance. Without limitation on the ability of the Bank to initiate and prosecute any action or proceeding in any applicable jurisdiction related to loan repayment, the Borrower and the Bank agree that any action or proceeding commenced by or on behalf of the parties arising out of or relating to this Note shall be commenced and maintained exclusively in the District Court of the United States for the Southern District of Ohio, or any other court of applicable jurisdiction located in Cincinnati, Ohio. The Borrower and the Bank also agree that a summons and complaint commencing an action or proceeding in any such Ohio courts by or on behalf of such parties shall be properly served and shall confer personal jurisdiction on a party to which said party consents, if (a) served personally or by certified mail to the other party at any of its addresses noted herein, or (b) as otherwise provided under the laws of the State of Ohio. The interest rates and all other terms of this Note negotiated with the Borrower are, in part, related to the aforesaid provisions on jurisdiction, which the Bank deems a vital part of this loan arrangement.
Presentment for payment, notice of dishonor, protest and notice of protest are hereby waived.
FRISCH'S RESTAURANTS, INC.

By:
Title:
Address:    2800 Gilbert Avenue
Cincinnati, Ohio 45206

Exhibit 10.2

EXHIBIT G-2
VARIABLE RATE TERM LOAN
PROMISSORY NOTE
$                                      Cincinnati, Ohio
__________ 1, ___
FRISCH'S RESTAURANTS, INC., an Ohio corporation (the “Borrower”), for value received, hereby promises to pay to the order of U.S. BANK NATIONAL ASSOCIATION, a national banking association formerly known as Firstar Bank, N.A. and Star Bank, National Association (the “Bank”), or it successors or assigns, on or before _____________ 1, ______ (the “Maturity Date”), the principal sum of ____________________________ Dollars ($___________), together with interest thereon as hereinafter provided.
This is a Term Note referred to in, was executed and delivered pursuant to, and evidences a Variable Rate Term Loan made under, that certain Second Amended and Restated Loan Agreement dated as of April 10, 2012 between the Borrower and the Bank, as the same has been and/or may be amended, restated, supplemented, renewed, or otherwise modified and in effect from time to time (the “Loan Agreement”), to which reference is hereby made for a statement of the terms and conditions under which the Variable Rate Term Loan evidenced hereby was made and is to be repaid and for a statement of the Bank's remedies upon the occurrence of an Event of Default. Capitalized terms used herein, but not otherwise specifically defined, shall have the meanings ascribed to such terms in the Loan Agreement.
The Borrower further promises to pay interest on the outstanding unpaid principal amount hereof from the date hereof until payment in full at the rate or rates from time to time applicable to a Variable Rate Term Loan as determined in accordance with the Loan Agreement; provided, however, that upon the occurrence and during the continuance of an Event of Default, the Borrower shall pay interest on the outstanding principal balance of this Note at the rate of interest applicable following the occurrence of an Event of Default as determined in accordance with the Loan Agreement.
Interest on this Note shall be payable, at the times and from the dates specified in the Loan Agreement, on the date of any prepayment hereof, at maturity, whether due by acceleration or otherwise, and as otherwise provided in the Loan Agreement for a Variable Rate Term Loan. From and after the date when the principal balance hereof becomes due and payable, whether by acceleration or otherwise, interest hereon shall be payable on demand. In no contingency or event whatsoever shall interest charged hereunder, however such interest may be characterized or computed, exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Bank has received interest hereunder in excess of the highest rate applicable hereto, such excess shall be applied in accordance with the terms of the Loan Agreement.
The principal of this Note shall be payable in _______________ (______) installments of _____________________________________ Dollars ($_________) each, commencing on the first day of _____________, ______ and on the first day of each month thereafter through and including the Maturity Date, at which time the outstanding principal balance of this Note shall be due and payable in full.

The indebtedness evidenced by this Note is secured pursuant to the terms of the Loan Documents.
The Borrower hereby waives demand, presentment, and protest and notice of demand, presentment, protest, and nonpayment.
The Borrower further agrees, subject only to any limitation imposed by applicable law, to pay all expenses, including attorneys' fees and legal expenses, incurred by the Bank in endeavoring to collect any amounts payable hereunder which are not paid when due, whether by acceleration or otherwise.
IMPORTANT: This Note shall be deemed made in Ohio and shall in all respects be governed by and construed in accordance with the laws of the State of Ohio, including all matters of construction, validity and performance. Without limitation on the ability of the Bank to initiate and prosecute any action or proceeding in any applicable jurisdiction related to loan repayment, the Borrower and the Bank agree that any action or proceeding commenced by or on behalf of the parties arising out of or relating to this Note shall be commenced and maintained exclusively in the District Court of the United States for the Southern District of Ohio, or any other court of applicable jurisdiction located in Cincinnati, Ohio. The Borrower and the Bank also agree that a summons and complaint commencing an action or proceeding in any such Ohio courts by or on behalf of such parties shall be properly served and shall confer personal jurisdiction on a party to which said party consents, if (a) served personally or by certified mail to the other party at any of its addresses noted herein, or (b) as otherwise provided under the laws of the State of Ohio. The interest rates and all other terms of this Note negotiated with the Borrower are, in part, related to the aforesaid provisions on jurisdiction, which the Bank deems a vital part of this loan arrangement.
Presentment for payment, notice of dishonor, protest and notice of protest are hereby waived.
FRISCH'S RESTAURANTS, INC.

By:
Title:
Address:    2800 Gilbert Avenue
Cincinnati, Ohio 45206

Exhibit 10.2

EXHIBIT H
TWENTIETH AMENDED AND RESTATED
REVOLVING CREDIT PROMISSORY NOTE

$5,000,000.00                                            Cincinnati, Ohio
April 10, 2012
FRISCH'S RESTAURANTS, INC., an Ohio corporation (the “Borrower”), for value received, hereby promises to pay to the order of U.S. BANK NATIONAL ASSOCIATION, a national banking association formerly known as Firstar Bank, N.A. and Star Bank, National Association (the “Bank”), or it successors or assigns, on or before October 15, 2013, the principal sum of FIVE MILLION DOLLARS ($5,000,000), or such portion thereof as may be outstanding from time to time, together with interest thereon as hereinafter provided.
This is the Revolving Note referred to in, was executed and delivered pursuant to, and evidences indebtedness of the Borrower incurred under, that certain Second Amended and Restated Loan Agreement dated as of April 10, 2012 between the Borrower and the Bank, as the same may be amended, restated, supplemented, renewed, or otherwise modified and in effect from time to time (the “Loan Agreement”), to which reference is hereby made for a statement of the terms and conditions under which the Revolving Loan evidenced hereby was made and is to be repaid and for a statement of the Bank's remedies upon the occurrence of an Event of Default. Capitalized terms used herein, but not otherwise specifically defined, shall have the meanings ascribed to such terms in the Loan Agreement.
The Borrower further promises to pay interest on the outstanding unpaid principal amount hereof from the date hereof until payment in full at the rate or rates from time to time applicable to the Revolving Loan as determined in accordance with the Loan Agreement; provided, however, that upon the occurrence and during the continuance of an Event of Default, the Borrower shall pay interest on the outstanding principal balance of this Revolving Note at the rate of interest applicable following the occurrence of an Event of Default as determined in accordance with the Loan Agreement.
Interest on this Revolving Note shall be payable, at the times and from the dates specified in the Loan Agreement, on the date of any prepayment hereof, at maturity, whether due by acceleration or otherwise, and as otherwise provided in the Loan Agreement. From and after the date when the principal balance hereof becomes due and payable, whether by acceleration or otherwise, interest hereon shall be payable on demand. In no contingency or event whatsoever shall interest charged hereunder, however such interest may be characterized or computed, exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Bank has received interest hereunder in excess of the highest rate applicable hereto, such excess shall be applied in accordance with the terms of the Loan Agreement.
The indebtedness evidenced by this Revolving Note is secured pursuant to the terms of the Loan Documents.
The Borrower hereby waives demand, presentment, and protest and notice of demand, presentment, protest, and nonpayment.

The Borrower further agrees, subject only to any limitation imposed by applicable law, to pay all expenses, including attorneys' fees and legal expenses, incurred by the Bank in endeavoring to collect any amounts payable hereunder which are not paid when due, whether by acceleration or otherwise.
IMPORTANT: This Revolving Note shall be deemed made in Ohio and shall in all respects be governed by and construed in accordance with the laws of the State of Ohio, including all matters of construction, validity and performance. Without limitation on the ability of the Bank to initiate and prosecute any action or proceeding in any applicable jurisdiction related to loan repayment, the Borrower and the Bank agree that any action or proceeding commenced by or on behalf of the parties arising out of or relating to this Revolving Note shall be commenced and maintained exclusively in the District Court of the United States for the Southern District of Ohio, or any other court of applicable jurisdiction located in Cincinnati, Ohio. The Borrower and the Bank also agree that a summons and complaint commencing an action or proceeding in any such Ohio courts by or on behalf of such parties shall be properly served and shall confer personal jurisdiction on a party to which said party consents, if (a) served personally or by certified mail to the other party at any of its addresses noted herein, or (b) as otherwise provided under the laws of the State of Ohio. The interest rates and all other terms of this Revolving Note negotiated with the Borrower are, in part, related to the aforesaid provisions on jurisdiction, which the Bank deems a vital part of this loan arrangement.
This Note amends and restates the Nineteenth Amended and Restated Revolving Credit Promissory Note dated as of October 21, 2010 given by the Borrower to the Bank, and evidences all amounts outstanding as of the date hereof under said Nineteenth Amended and Restated Revolving Credit Promissory Note.
Presentment for payment, notice of dishonor, protest and notice of protest are hereby waived.
FRISCH'S RESTAURANTS, INC.

By:
Mark Lanning, Vice President Finance
Address:    2800 Gilbert Avenue
Cincinnati, Ohio 45206